Exhibit 5.1

September 2, 2011

Fusion-io, Inc.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fusion-io, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 264,792 shares of your Common Stock, par value $0.0002 per share (the “Shares”), reserved for issuance under the IO Turbine, Inc. 2009 Equity Incentive Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We are members of the bar of the State of Washington. We do not express any opinion on any laws other than the laws of the State of Washington, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation